Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated March 31, 2025, with respect to the financial statements of BluSky AI Inc. for the years ended December 31, 2024, and 2023, and for each of the years then ended, in its Offering Statement on Form 1-A.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

February 11, 2026